MODIFICATION AGREEMENT

        This Modification Agreement (this “Agreement”) is made as of September 2, 2020 (the “Effective Date”), by and among 4750 WILSHIRE BLVD. (LA) OWNER, LLC, a Delaware limited liability company, 9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership, CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, 1130 HOWARD (SF) OWNER, L.P., a Delaware limited partnership, LINDBLADE MEDIA CENTER (LA) OWNER, LLC, a Delaware limited liability company, and CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership (individually and collectively, “Initial Borrower”), CIM/J Street Hotel Sacramento, L.P., a California limited partnership (“CIM/J Street,” and, together with each Initial Borrower, individually, collectively, jointly and severally, “Borrower”), the lenders (each a “Lender,” and, collectively, the “Lenders”) from time to time party to the Credit Agreement (as defined below), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

Factual Background

A.Pursuant to that certain Credit Agreement dated as of October 30, 2018, among Initial Borrower, Lenders, and Administrative Agent, and that certain Joinder Agreement dated as of August 29, 2019, among CIM/J Street, each Initial Borrower, Administrative Agent and JPMorgan Chase Bank, N.A., as L/C Issuer (collectively, the “Credit Agreement”), Lenders agreed to provide a loan (the “Loan”) to Borrower. Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement.
B.The Loan is evidenced by certain Promissory Notes dated as of October 30, 2018, made payable to each Lender (as amended, restated, renewed or otherwise modified from time to time, each a “Note,” and, collectively, the “Notes”).
C.The Notes are secured by, among other things, the Security Instruments.
D.CIM Urban Partners, L.P., a Delaware limited partnership (“Guarantor”), guaranteed certain of Borrower’s obligations to Administrative Agent and Lenders in connection with the Loan pursuant to that certain Limited Guaranty, dated as of October 30, 2018, executed by Guarantor in favor of Administrative Agent, for the benefit of the Lenders (as amended, restated or otherwise modified, the “Limited Guaranty”).
E.In connection with the Loan, Borrower and Guarantor executed (or joined into, as applicable) an Environmental Indemnity Agreement (as amended, restated, renewed or otherwise modified from time to time, the “Environmental Indemnity”) dated as of October 30, 2018, in favor of Administrative Agent, for the benefit of the Lenders.

F.As used herein, the term “Loan Documents” means the Credit Agreement, the Notes, the Security Instruments, the Limited Guaranty, the Environmental Indemnity and any other documents and agreements executed in connection with the Loan, including those which evidence, guarantee, secure or modify the Loan, as any or all of them may have been amended to date. This Agreement is a Loan Document.
G.As of the date hereof (prior to application of the principal payment, if any, required pursuant to Section 4(f) below), the aggregate outstanding principal balance of the Loan is Two Hundred Four Million Five Hundred Thousand and No/100 Dollars ($204,500,000.00).
H.Borrower has requested and Administrative Agent and Lenders have agreed to modify the Loan as provided herein, all on the terms and conditions set forth herein.
I.Borrower, Administrative Agent and the Lenders now wish to modify the Loan as set forth below.
Agreement

        Therefore, Borrower, Administrative Agent and the Lenders agree as follows:

1.Recitals. The recitals set forth above in the Factual Background are true, accurate and correct.
2.Reaffirmation of Loan. Borrower reaffirms all of its obligations under the Loan Documents, and Borrower acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under any Note or any other Loan Document.
3.Modification of Loan Documents. The Loan Documents are hereby amended as follows:
(a)Definitions. As used in this Agreement, the following terms have the following meanings:
“4750 Wilshire Project” means the Borrowing Base Property owned by 4750 Wilshire Blvd. (LA) Owner, LLC, a Delaware limited liability company, as more particularly described in the applicable Security Instrument.
“Adjusted Borrowing Base” means, on any date of determination, the Borrowing Base calculated as provided in the Credit Agreement based on Current Appraisals existing as of the Effective Date and adjusted by the Borrowing Base Adjustments.
“Borrowing Base Adjustments” means adjustments to the calculation of the Borrowing Base such that: (a) the amount included in the calculation of the Borrowing Base with respect to the Sacramento Hotel Project shall be an amount equal to $45,225,000, and (b) for purposes of calculating the Borrowing Base as of any date, the

Net Operating Income attributable to the 4750 Wilshire Project for the applicable calculation period shall be the greater of (i) Zero Dollars ($0), and (ii) the actual Net Operating Income attributable to the 4750 Wilshire Project for such calculation period.
“Deferral Period” means the period beginning on the Effective Date through the earliest of (a) Administrative Agent’s receipt and approval of a Borrowing Base Compliance Certificate for the quarterly period ending June 30, 2021 (which shall calculate the Borrowing Base as provided in the Credit Agreement based on new Current Appraisals without any Borrowing Base Adjustments; provided, however, that, if the Sacramento Hotel Project is then included in the Borrowing Base, the Hotel Mortgageability Amount included in the calculation of the Borrowing Base for the Sacramento Hotel Project shall be calculated on an annualized basis based on the Net Operating Income attributable to the Sacramento Hotel Project during the quarterly period ending on June 30, 2021), (b) if Borrower fails to deliver a Borrowing Base Compliance Certificate for the quarterly period ending June 30, 2021 as required pursuant to Section 6.1(c) of the Credit Agreement, the date on which such Borrowing Base Compliance Certificate is due, and (c) if applicable, the Deferral Period Early Termination Date.
“Deferral Period Early Termination Date” means, following the end of any calendar quarter ending during the Deferral Period (the “Early Termination Test Quarter”) with respect to which Borrower delivers written notice to Administrative Agent (a “Deferral Period Early Termination Notice”) that the Total Outstandings do not exceed the lesser of the Facility Amount and the Borrowing Base (calculated as provided in the Credit Agreement (except as noted below in this definition) based on existing Current Appraisals without any Borrowing Base Adjustments) and Administrative Agent’s procurement, review and approval of a new Current Appraisal of each Borrowing Base Property (which new Current Appraisals will be ordered at Borrower’s expense promptly upon Administrative Agent’s receipt of such Deferral Period Early Termination Notice from Borrower), the date as of which Administrative Agent confirms to Borrower in writing that the Total Outstandings do not exceed the lesser of the Facility Amount and the Borrowing Base (calculated as provided in the Credit Agreement (except as noted below in this definition) based on such new Current Appraisals without any Borrowing Base Adjustments). Notwithstanding the foregoing, for purposes of any such Deferral Period Early Termination Notice by Borrower and any such confirmation by Administrative Agent, if the Sacramento Hotel Project is then included in the Borrowing Base, the Hotel Mortgageability Amount included in the calculation of the Borrowing Base for the Sacramento Hotel Project shall be calculated on an annualized basis based on the Net Operating Income attributable to the Sacramento Hotel Project for the Early Termination Test Quarter.
“Deferral Period Holdback” means, on any date of determination, a reserve against availability under the Adjusted Borrowing Base in an amount equal to (a) the Required Deferral Period Holdback Amount, less (b) the TI/LC Holdback; provided, however, that upon the reduction of the Required Deferral Period Holdback Amount to zero, the Deferral Period Holdback shall also be zero.

“Required Deferral Period Holdback Amount” means Fifteen Million Dollars ($15,000,000), which amount shall be reduced, on a dollar-for-dollar basis, by each disbursement of the Deferral Period Holdback and the TI/LC Holdback.
“Sacramento Hotel Project” means the Borrowing Base Property owned and ground leased by CIM/J Street, as more particularly described in the applicable Security Instrument.
(b)Facility Amount; Commitments. The Facility Amount is hereby permanently reduced to Two Hundred Nine Million Five Hundred Thousand Dollars ($209,500,000.00). Schedule 2.01 attached to the Credit Agreement is hereby amended and restated in its entirety by Schedule 2.01 attached hereto.
(c)Borrowings during the Deferral Period.
(i)During the Deferral Period, availability under the Adjusted Borrowing Base in an amount equal to the Deferral Period Holdback shall be reserved solely for Loans to pay or reimburse (A) costs and expenses for capital expenditures in respect of one or more Borrowing Base Properties incurred after the Effective Date, including, without limitation, amounts incurred under any construction, architectural and related agreements with respect to capital improvements, (B) costs and expenses for tenant improvement obligations, tenant improvement allowances, leasing commissions, legal fees and similar concessions which (1) are the unfunded obligations of any Borrower pursuant to any Leases, and (2) are not TI/LC Obligations reserved for in the TI/LC Holdback, and (C) operating deficits arising after the Effective Date with respect to the Sacramento Hotel Project and/or the 4750 Wilshire Project; provided, however, that, except as provided in this clause (C), no Borrowings of the Deferral Period Holdback shall be used for the Sacramento Hotel Project or the 4750 Wilshire Project without Administrative Agent’s prior approval in each case, which approval may be given or withheld in Administrative Agent’s sole discretion. For the avoidance of doubt, during the Deferral Period (aa) availability under the Adjusted Borrowing Base that is not reserved pursuant to this Section 3(c)(i) may be used by Borrower as provided in the Credit Agreement, and (bb) Borrower may use the TI/LC Holdback for TI/LC Obligations as provided in the Credit Agreement; provided, however, that no Borrowings of the TI/LC Holdback shall be used for the Sacramento Hotel Project or the 4750 Wilshire Project without Administrative Agent’s prior approval in each case, which approval may be given or withheld in Administrative Agent’s sole discretion.
(ii)Notwithstanding anything to the contrary set forth in Section 2.01 of the Credit Agreement but subject to the other terms and conditions set forth in the Credit Agreement, including without limitation, Section 2.13 thereof, each Lender severally and not jointly agrees to make Loans denominated in U.S. Dollars to Borrower during the Deferral Period, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment; provided, however, that (A) after giving effect to any Borrowing, (1) the Total Outstandings shall not exceed the lesser of (aa) the Facility Amount (as reduced pursuant to Section 3(b) above), and (bb) the Adjusted Borrowing Base then in effect, and (2) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such

Lender’s Commitment, (B) Loans funded from the TI/LC Holdback shall be made solely to pay or reimburse TI/LC Obligations (and associated costs and expenses, including legal fees), and Lenders shall have no obligation to make any Loans funded from the TI/LC Holdback for any other purpose, and (C) Loans funded from the Deferral Period Holdback shall be made solely for the purposes described in Section 3(c)(i) above, and Lenders shall have no obligation to make any Loans funded from the Deferral Period Holdback for any other purpose. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Loans during the Deferral Period.
(iii)For purposes of any request for a Credit Extension during the Deferral Period, the reference to “Borrowing Base” in Section 4.02(c)(ii)(B) of the Credit Agreement shall be deemed to refer to the Adjusted Borrowing Base.
(iv)Upon the expiration or termination of the Deferral Period, Sections 3(c)(i), (ii) and (iii) above shall be of no further force or effect and Loans shall thereafter be made pursuant to and in accordance with the terms and conditions of the Credit Agreement, including, without limitation, Sections 2.01 and 4.02 thereof.
(v)Upon the expiration of the Availability Period, the commitments of the Lenders to make Loans shall irrevocably cease.
(d)Mandatory Prepayments during the Deferral Period.
(i)Notwithstanding anything to the contrary set forth in Section 2.04(b)(ii) of the Credit Agreement, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to prepay Loans or Cash Collateralize the L/C Obligations during the Deferral Period unless, at any time during the Deferral Period, the sum of Total Outstandings, plus the unfunded amount of the Deferral Period Holdback, if any, exceeds the lesser of (A) the Facility Amount then in effect or (B) the Adjusted Borrowing Base then in effect, in which case Borrower shall within three (3) Business Days after demand prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount not less than such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 3(d) unless after the prepayment in full of the Loans the sum of the Total Outstandings, plus the unfunded amount of the Deferral Period Holdback, if any, exceeds the lesser of (Y) the Facility Amount then in effect or (Z) the Adjusted Borrowing Base then in effect.
(ii)Upon the expiration or termination of the Deferral Period, Section 3(d)(i) above shall be of no further force or effect and Borrower’s prepayment obligations in the event that the Total Outstandings exceed the Borrowing Base (calculated as provided in Section 3(f) below) shall be as provided in Section 2.04(b)(ii) of the Credit Agreement.
(e)Release of Borrowing Base Properties during the Deferral Period. Except as otherwise provided in this Section 3(e), notwithstanding anything to the contrary in Section 6.13 of the Credit Agreement, Administrative Agent shall have no obligation to release any Borrowing Base Property (or any portion thereof) during the Deferral Period unless the Obligations (other than contingent Obligations not yet due and payable and for which no demand has been made) have been paid in full and the Commitment of each Lender has been terminated.

Notwithstanding the foregoing, during the Deferral Period, (x) so long as no Default or Event of Default then exists (other than any Default or Event of Default that will be cured upon such release), Borrower shall be entitled to obtain the release of all, but not less than all, of the 4750 Wilshire Project from the lien of the applicable Security Instrument and the other Loan Documents upon the satisfaction of the conditions set forth in Sections 6.13(a) of the Credit Agreement; provided, however, that solely for purposes of any such release of the 4750 Wilshire Project pursuant to this Section 3(e), all references in Section 6.13(a) of the Credit Agreement to the Borrowing Base shall be deemed to refer instead to the Adjusted Borrowing Base and (y) Borrower shall be entitled to the release of any Borrowing Base Property (other than the 4750 Wilshire Project) from the lien of the applicable Security Instrument and the other Loan Documents in each instance only with the approval of Administrative Agent and each Lender in their sole discretion. After the expiration or termination of the Deferral Period, releases of Borrowing Base Properties shall be permitted pursuant to and in accordance with Section 6.13(a) of the Credit Agreement.
(f)Calculation of the Borrowing Base after the Deferral Period. Upon the expiration or termination of the Deferral Period, the Borrowing Base shall be calculated as provided in the Credit Agreement based on new Current Appraisals obtained pursuant to Section 3(g) below without any Borrowing Base Adjustments; provided, however, so long as the Sacramento Hotel Project is a Borrowing Base Property, for purposes of calculating the Borrowing Base (i) as of the last day of the first quarter ending after the end of the Deferral Period (e.g., if the last quarter ending during the Deferral Period ends on March 31, 2021, the first quarter ending after the end of the Deferral Period would be the quarter ending June 30, 2021, the second quarter ending after the end of the Deferral Period would be the quarter ending September 30, 2021, etc., and if the last quarter ending during the Deferral Period ends on June 30, 2021, the first quarter ending after the end of the Deferral Period would be the quarter ending September 30, 2021, the second quarter ending after the end of the Deferral Period would be the quarter ending December 31, 2021, etc.), the Hotel Mortgageability Amount included in the calculation of the Borrowing Base for the Sacramento Hotel Project for such purposes shall be calculated on an annualized basis based on the Net Operating Income attributable to the Sacramento Hotel Project for the six month period ending as of the end of such quarter, and (ii) as of the last day of the second quarter ending after the end of the Deferral Period, the Hotel Mortgageability Amount included in the calculation of the Borrowing Base for the Sacramento Hotel Project for such purposes shall be calculated on an annualized basis based on the Net Operating Income attributable to the Sacramento Hotel Project for the nine month period ending as of the end of such quarter. As of the last day of the third quarter ending after the end of the Deferral Period and thereafter, the Borrowing Base shall be calculated as provided in the Credit Agreement based on the then Current Appraisals without any Borrowing Base Adjustments.
(g)New Appraisals. Promptly after the earlier of (i) if applicable, the date that Borrower delivers to Administrative Agent a Deferral Period Early Termination Notice, and (ii) April 1, 2021, Administrative Agent shall order a new Current Appraisal of each Borrowing Base Property. Each such new Current Appraisal is subject to review and approval by Administrative Agent. Borrower agrees upon demand to pay to Administrative Agent the actual out-of-pocket cost and expense for such new appraisals, it being understood that Borrower’s obligation to pay such cost and expense pursuant to this Section 3(g) shall be limited to one appraisal per Borrowing Base Property. The new Current Appraisals shall be used for purposes of (1) determining whether a Deferral Period Early Termination Date has occurred, (2) calculating the Borrowing Base as and when specified in this Agreement, and (3) except as otherwise provided below, calculating the Borrowing Base from and after the expiration or termination of the Deferral Period. After the Deferral Period, the Borrowing Base shall not be subject to recalculation based on any subsequent new appraisal obtained pursuant to Section 6.04 of the Credit Agreement other than new appraisals obtained pursuant to Section 2.16(b)(iv) in connection with Borrower’s exercise of the extension option. Borrower’s obligation to pay the cost and expense of any such subsequent new appraisal is as set forth in Section 6.04 of the Credit Agreement.
(h)Applicable Rate. As of the Effective Date, the Applicable Rate is hereby increased to (i) for LIBOR Loans and Letter of Credit Fees, 205 basis points per annum, and (ii) for Base Rate Loans, 105 basis points per annum; provided, however, effective upon any termination of the Deferral Period pursuant to clause (a) or (c) of the definition of “Deferral Period” set forth in Section 3(a) above, the Applicable Rate shall be reduced to (1) for LIBOR Loans and Letter of Credit Fees, 155 basis points per annum, and (2) for Base Rate Loans, 55 basis points per annum.
(i)Additional Definitions. The following definitions, as applicable, either amend and replace the corresponding definitions in Section 1.01 of the Credit Agreement, or, if such terms are not defined in Section 1.01 of the Credit Agreement, are hereby inserted alphabetically into Section 1.01 of the Credit Agreement:
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 10.23.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2) (i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and Lenders or by the Required Lenders of written notice of such election to Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United Stated of America.
“IBA” has the meaning assigned to such term in Section 1.08.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.23.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Supported QFC” has the meaning set forth in Section 10.23.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.23.
(j)Divisions. The following is hereby inserted into the Credit Agreement as new Section 1.07:
“1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.”
(k)Interest Rates; LIBOR Notification. The following is hereby inserted into the Credit Agreement as new Section 1.08:
“1.08 Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. Administrative Agent will promptly notify Borrower, pursuant to Section 3.03(d), of any change to the reference rate upon which the interest rate on

LIBOR Loans is based. However, Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”
(l)Alternate Rate of Interest. Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“3.03 Alternate Rate of Interest.
(a) If prior to commencement of any Interest Period for a LIBOR Loan:
(i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii) Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any LIBOR Loan as, a LIBOR Loan shall be ineffective, and (B) if any Borrowing Request requests a LIBOR Loan, such Loan shall be made as a Base Rate Loan. Each of the events and circumstances described in clauses (i) and (ii) is sometimes referred to herein as a “Market Disruption Event.”
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth

(5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower, so long as Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c) In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d) Administrative Agent will promptly notify Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03.
(e) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any LIBOR Loan as, a LIBOR Loan shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Loan, such Borrowing shall be made as a Base Rate Loan.
(f) Subject to any agreement between Administrative Agent and Borrower establishing a Benchmark Replacement pursuant to Section 3.03(b) above, during any period in which a Market Disruption Event is in effect, Borrower may request, through Administrative Agent, that Administrative Agent (with respect to any Market Disruption Event under Section 3.03(a)(i) above) or the affected Lenders (who gave such notice under Section 3.03(a)(ii) above), as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within thirty Business Days following such confirmation request, Administrative Agent or the affected Lenders, as applicable have not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect;

provided, that (i) Borrower shall not be permitted to submit any such request more than once in any 30 day period, and (ii) nothing contained in this Section 3.03 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect Administrative Agent’s or the affected Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 3.03.”
(m)Notices. In addition to the information requirements of Section 6.01(e) of the Credit Agreement, promptly following any request by the Administrative Agent or any Lender therefor, Borrower shall promptly provide information and documentation reasonably requested for purposes of compliance with the Beneficial Ownership Regulation.
(n)Liquid Assets.
(i)During the Deferral Period, Borrower shall have and maintain, on a combined basis, Liquid Assets (as defined below) in an amount equal to not less than Fifteen Million Dollars ($15,000,000), which shall be tested as of the end of each fiscal quarter. As used in this Agreement, “Liquid Assets” means (A) assets in the form of unrestricted and unencumbered cash and cash equivalents, and (B) unfunded availability under the Loan; provided, however, that the amount included under this clause (B) in the calculation of Liquid Assets shall not at any time exceed Five Million Dollars ($5,000,000).
(ii)During the Deferral Period, Borrower shall deliver to Administrative Agent, on behalf of the Lenders, concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 6.01(a) and (b) of the Credit Agreement, a compliance certificate in the form attached hereto as Exhibit I, signed by the chief executive officer, chief financial officer, treasurer, controller or other executive responsible for the financial affairs of each Borrower, setting forth and certifying the information set forth therein.
(o)Supported QFCs. The following is hereby inserted into the Credit Agreement as new Section 10.23:
“10.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Lender Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”
(p)Borrowing Base Compliance Certificate. For purposes of the Borrowing Base Compliance Certificate (including calculation of the amount of the Borrowing Base in effect as of the end of the applicable reporting period) required to be delivered for the fiscal quarter ended June 30, 2020, the reference to “Borrowing Base” therein and in Section 6.01(c)(iv) of the Credit Agreement shall be deemed to refer to the Adjusted Borrowing Base.
(q)Secured Obligations. Each Security Instrument is modified to secure payment and performance of the Loan, as amended to date, in addition to all other “Obligations” as therein defined. Notwithstanding the foregoing, certain obligations continue to be excluded from the Obligations, as provided in each such Security Instrument.
4.Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrower’s sole cost and expense in a manner acceptable to Administrative Agent and the Lenders, in the exercise of their sole judgment:
(a)Administrative Agent and the Lenders shall have received fully executed and, where appropriate, acknowledged originals of this Agreement, and any other documents and agreements which Administrative Agent and the Lenders may require or request in accordance with this Agreement or the other Loan Documents, in form and substance satisfactory to Administrative Agent, which documents and agreements shall include, without limitation, the Consent and Reaffirmation attached hereto executed by Guarantor with respect to the Limited Guaranty;
(b)[reserved];
(c)(i) At least five (5) days prior to the date hereof, all documentation and other information regarding Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of Borrower at least ten (10) days prior to the date hereof, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership

Regulation, at least five (5) days prior to the date hereof, any Lender that has requested, in a written notice to Borrower at least ten (10) days prior to the date hereof, a Beneficial Ownership Certification in relation to Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied;
(d)Administrative Agent and the applicable Borrower shall have executed an amendment to each Security Instrument in form and substance reasonably acceptable to such Borrower and Administrative Agent, which amendment shall have been recorded in the official records of the county in which the affected Borrowing Base Property is located;
(e)Administrative Agent shall have received such assurance as Administrative Agent may reasonably require that the validity and priority of each Security Instrument has not been and will not be impaired by this Agreement or the transactions contemplated by it, including an ALTA 11-06 Endorsement (or TLTA T-38 Endorsement with respect to any Borrowing Base Property located in the State of Texas) and any other endorsements reasonably required by Administrative Agent to be attached to the policies of title insurance delivered to Administrative Agent in connection with the Security Instruments;
(f)Borrower shall have paid to Administrative Agent an amount sufficient to reduce the outstanding principal balance of the Loan to an amount not to exceed One Hundred Eighty-Four Million Five Hundred Thousand and No/100 Dollars ($184,500,000.00);
(g)Borrower shall have paid to Administrative Agent, for the ratable benefit of each Lender, a modification fee in an amount equal to one-tenth of one percent (0.10%) of the Facility Amount; and
(h)Administrative Agent shall have received reimbursement, in immediately available funds, of all reasonable and documented costs and expenses incurred by Administrative Agent in connection with this Agreement, including charges for title insurance (including endorsements), recording, filing and escrow charges, and reasonable and documented legal fees and expenses of Administrative Agent’s and the Lenders’ counsel.

5.Borrower’s Representations and Warranties. Borrower represents and warrants to Administrative Agent and the Lenders as follows:
(a)Loan Documents. All representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct, subject to such matters, if any, as have been previously disclosed to Administrative Agent in writing, in all material respects on and as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)No Default. No Default or Event of Default has occurred and is continuing.
(c)Liquid Assets. As of the date hereof, Borrower maintains, on a combined basis, Liquid Assets in an amount equal to not less than Fifteen Million Dollars ($15,000,000).
(d)Borrowing Entity. There have been no changes in the organization, composition, ownership structure or formation documents of any Borrower since the inception of the Loan (or the joinder by such Borrower into the Credit Agreement, as applicable) that would violate any restrictions set forth in the Loan Documents.
(e)Beneficial Ownership Certification. As of the date hereof, to the best knowledge of Borrower, the information included in the Beneficial Ownership Certification provided by such Borrower on or prior to the date hereof to any Lender in connection with this Agreement is true and correct in all material respects.
6.Incorporation. This Agreement shall form a part of each Loan Document, and all references to a given Loan Document shall mean that document as hereby modified.
7.No Prejudice; Reservation of Rights. This Agreement shall not prejudice any rights or remedies of Administrative Agent nor any Lender under the Loan Documents. Administrative Agent and the Lenders reserve, without limitation, all rights which it has against any indemnitor, guarantor, or endorser of the Notes.
8.No Impairment. Except as specifically hereby amended, the Loan Documents shall each remain unaffected by this Agreement and all such documents shall remain in full force and effect. Nothing in this Agreement shall impair the lien of any Security Instrument, which as hereby amended shall remain one deed of trust with a power of sale, creating a first lien encumbering the Borrowing Base Property described therein.
9.Purpose and Effect of Administrative Agent’s and/or Lenders Approval. Administrative Agent’s and/or any Lender’s approval of any matter in connection with the Loan shall be for the sole purpose of protecting Administrative Agent’s and such Lender’s security and rights. No such approval shall result in a waiver of any default of Borrower. In no event shall Administrative Agent’s and/or any Lender’s approval be a representation of any kind with regard to the matter being approved.
10.Reversal of Payments. If Administrative Agent receives any payments which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reversed and continue as if such payments or proceeds had not been received by Administrative Agent.
11.Course of Dealing. Administrative Agent, each Lender and Borrower hereby acknowledge and agree that at no time shall any prior or subsequent course of conduct by Borrower, Administrative Agent or any Lender directly or indirectly limit, impair or otherwise adversely affect any of Administrative Agent’s or any Lender’s rights, interests or remedies in connection with the Loan and the Loan Documents or obligate Administrative Agent or any Lender to agree to, or to negotiate or consider an agreement to, any waiver of any obligation or default by Borrower under any Loan Document or any amendment to any term or condition of any Loan Document.
12.Integration. The Loan Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Loan Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any of the other Loan Documents, the terms, conditions and provisions of this Agreement shall prevail.
13.Miscellaneous. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents. This Agreement shall be governed by the laws of the State of New York, without regard to the choice of law rules of that State. As used here, the word “include(s)” means “includes(s), without limitation,” and the word “including” means “including, but not limited to.”
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Signatures appear on following page.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

4750 WILSHIRE BLVD. (LA) OWNER, LLC,
a Delaware limited liability company

By: /S/ DAVID THOMPSON
Name: David Thompson
Title: Vice President and Chief Financial Officer

9460 WILSHIRE BLVD (BH) OWNER, L.P.,
a Delaware limited partnership

By: 9460 Wilshire Blvd GP, LLC,
a Delaware limited liability company,
its general partner

By: /S/ DAVID THOMPSON
Name: David Thompson
Title: Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP,
a Delaware limited partnership

By: CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company,
its general partner

By: /S/ DAVID THOMPSON
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

BORROWER CONTINUED:

CIM/11620 Wilshire (Los Angeles), LP,
a Delaware limited partnership

By: CIM/11620 Wilshire (Los Angeles) GP, LLC,
        a Delaware limited liability company,
        its general partner

        By: /S/ DAVID THOMPSON
        Name:  David Thompson
        Title:  Vice President and
         Chief Financial Officer

1130 HOWARD (SF) OWNER, L.P.,
a Delaware limited partnership

By: 1130 Howard (SF) GP, LLC,
        a Delaware limited liability company,
        its general partner

        By: /S/ DAVID THOMPSON
        Name:  David Thompson
        Title:  Vice President and
         Chief Financial Officer

LINDBLADE MEDIA CENTER (LA) OWNER, LLC, a Delaware limited liability company By: /S/ DAVID THOMPSON Name: David Thompson Title: Vice President and Chief Financial Officer

[Signatures Continue on the Following Page]

BORROWER CONTINUED:

CIM URBAN REIT PROPERTIES IX, L.P.,
a Delaware limited partnership

By: CIM Urban REIT GP II, LLC,
        a Delaware limited liability company,
        its general partner

        By: /S/ DAVID THOMPSON
        Name:  David Thompson
        Title:  Vice President and
         Chief Financial Officer

CIM/J STREET HOTEL SACRAMENTO, L.P.,
a California limited partnership
By: CIM/J Street Hotel Sacramento GP, LLC,
        a California limited liability company,
        its general partner

        By: /S/ DAVID THOMPSON
        Name:  David Thompson
        Title:  Vice President and
         Chief Financial Officer

[Signatures Continue on the Following Page]

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent By: /S/ RYAN M. DEMPSEY Name: Ryan M. Dempsey Title: Authorized Officer

[Signatures Continue on the Following Page]

LENDERS:
JPMORGAN CHASE BANK, N.A., a national banking association By: /S/ RYAN M. DEMPSEY Name: Ryan M. Dempsey Title: Authorized Officer
BANK OF AMERICA, N.A., a national banking association By: /S/ HENRY YANG Name: Henry Yang Title: Vice President
CITIBANK, N.A., a national banking association By: /S/ TINA LIN Name: Tina Lin Title: Vice President
MUFG UNION BANK, N.A., a national banking association By: /S/ KATHERINE DAVIDSON Name: Katherine Davidson Title: Director
[Signatures Continue on the Following Page]

LENDERS CONTINUED: FIFTH THIRD BANK, NATIONAL ASSOCIATION, a national banking association By: /S/ JOHN KANG Name: John Kang Title: Officer
PNC BANK, NATIONAL ASSOCIATION, a national banking association By: /S/ TONY PARK Name: Tony Park Title: SVP

Consent and Reaffirmation

The undersigned (“Guarantor”) hereby consents to the foregoing Modification Agreement and the transactions contemplated thereby and reaffirms its obligations under (a) that certain Limited Guaranty, dated as of October 30, 2018, and (b) that certain Environmental Indemnity Agreement dated as of October 30, 2018, each as more particularly described in the foregoing Modification Agreement, and agrees that the obligations of Borrower guaranteed under such Limited Guaranty include, without limitation, the obligation of Borrower to repay the principal amount of the Loan, as such Loan has been modified pursuant to the terms of the Modification Agreement, on the terms and conditions set forth in such Limited Guaranty. In addition, Guarantor acknowledges that its obligations under the Limited Guaranty and the Environmental Indemnity Agreement are separate and distinct from those of Borrower on the Loan.
Dated as of: August 27, 2020

GUARANTOR:

CIM URBAN PARTNERS, L.P.,
a Delaware limited partnership

By: Urban Partners GP, LLC,
        a Delaware limited liability company,
        its General Partner

        By: /S/ DAVID THOMPSON
        Name: David Thompson
        Title: Vice President and Chief Financial Officer

        Consent